Exhibit 99

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Katie Monfre, Corporate Communications, (414) 347-2650, katie_monfre@mgic.com
MGIC Investment Corporation
Reports Third Quarter Results
MILWAUKEE (October 16, 2008) — MGIC Investment Corporation (NYSE:MTG) today reported a net loss for the quarter ended September 30, 2008 of $113.3 million, compared with net loss of $372.5 million for the same quarter a year ago. Diluted loss per share was $0.91 for the quarter ending September 30, 2008, compared to diluted loss per share of $4.61 for the same quarter a year ago.
The net loss for the first nine months of 2008 was $245.6 million, compared with a net loss of $203.4 million for the same period last year. For the first nine months of 2008, diluted loss per share was $2.22 compared with diluted loss per share of $2.50 for the same period last year.
Curt S. Culver, chairman and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the company’s results continue to be negatively impacted by increased delinquencies and foreclosures that have resulted from deteriorating home prices, especially in California and Florida, as well as a weakening economy.
Total revenues for the third quarter were $461.6 million, down 16.9 percent from $555.4 million in the third quarter of 2007. The decrease in revenues resulted primarily from an 83.1 percent decrease in realized gains to $27.9 million. Included in realized gains, for the third quarter of 2008, is a gain of $62.8 million from the sale of the remaining interest in the Sherman joint venture which was offset by realized losses and impairment charges of $34.9 million which includes losses and impairments from the fixed income investments in Fannie Mae, Freddie Mac, Lehman Brothers and AIG. Realized gains were $165.0 million for the same period last year and included a gain of $162.9 million from the partial sale of the Sherman joint venture and realized gains of $2.1 million. Net premiums written for the quarter were $365.0 million, compared with $340.2 million in the third quarter last year, an increase of 7.3 percent.
New insurance written in the third quarter was $9.7 billion, compared to $21.1 billion in the third quarter of 2007. New insurance written for the first nine months of 2008 was $42.8 billion compared to $52.8 billion for the same period last year.

Persistency, or the percentage of insurance remaining in force from one year prior, was 82.1 percent at September 30, 2008, compared with 76.4 percent at December 31, 2007, and 74.0 percent at September 30, 2007.
As of September 30, 2008, MGIC’s primary insurance in force was $228.2 billion, compared with $211.7 billion at December 31, 2007, and $196.6 billion at September 30, 2007. The book value of MGIC Investment Corporation’s investment portfolio, cash and cash equivalents was $7.7 billion at September 30, 2008, compared with $6.2 billion at December 31, 2007, and $5.8 billion at September 30, 2007.
At September 30, 2008, the percentage of loans that were delinquent, excluding bulk loans, was 7.54 percent, compared with 4.99 percent at December 31, 2007, and 4.33 percent at September 30, 2007. Including bulk loans, the percentage of loans that were delinquent at September 30, 2008 was 10.20 percent, compared to 7.45 percent at December 31, 2007, and 6.63 percent at September 30, 2007.
Income from joint ventures, net of tax, was $3.3 million compared to a loss from joint ventures, net of tax, of $290.6 million for the same period last year. The loss from joint ventures, net of tax, in the third quarter 2007 was due primarily to the impairment of our investment of C-BASS.
Losses incurred in the third quarter were $788.3 million, up from $602.3 million reported for the same period last year. Underwriting expenses were $64.6 million in the third quarter down from $87.6 million reported for the same period last year. The 2007 third quarter expenses included one-time charges of $11.3 million.
Wall Street Bulk transactions, as of September 30, 2008, included approximately 122,700 loans with insurance in force of approximately $20.7 billion and risk in force of approximately $6.1 billion. During the quarter the premium deficiency reserve declined by $204 million from $788 million, as of June 30, 2008, to $584 million as of September 30, 2008. The $584 million premium deficiency reserve as of September 30, 2008 reflects the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves. Within the premium deficiency calculation, our expected present value of expected future paid losses and expenses was $3,116 million, offset by the present value of expected future premium of $724 million and already established loss reserves of $1,808 million. The premium deficiency reserves as of June 30, 2008 reflected expected present value of expected future paid losses and expenses of $3,263 million, offset by the present value of expected future premium of $829 million and already established loss reserves of $1,646 million. During the first nine months of the year the premium deficiency reserve declined by $627 million from $1,211 million, as of December 31, 2007, to $584 million as of September 30, 2008.
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $228.2 billion primary insurance in force covering 1.49 million mortgages as of September 30, 2008. MGIC serves 3,300 lenders with locations across the country and in Puerto Rico, Guam and Australia, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details
As previously announced, MGIC Investment Corporation will hold a webcast tomorrow at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at http://mtg.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay on the company’s website through November 17, 2008 under Investor Information.
This press release, which includes certain additional statistical and other information, including non-GAAP financial information and a supplement that contains various portfolio statistics are both available on the Company’s website at http://mtg.mgic.com under Investor Information.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our revenues and losses could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as we “believe”, “anticipate” or “expect”, or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was issued.
A downturn in the domestic economy or a decline in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing.
Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Housing values may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues affecting lenders or other factors. Recently, the residential mortgage market in the United States has experienced a variety of worsening economic conditions and housing prices in many areas have declined or stopped appreciating after extended periods of significant appreciation. A significant deterioration in economic conditions or an extended period of flat or declining housing values may result in increased losses which would materially affect our results of operations and financial condition.
The mix of business we write also affects the likelihood of losses occurring.
Certain types of mortgages have higher probabilities of claims. These segments include loans with loan-to-value ratios over 95% (including loans with 100% loan-to-value ratios or in certain markets that have experienced declining housing values, over 90%), FICO credit scores below 620, limited underwriting, including limited borrower documentation, or total debt-to-income ratios of 38% or higher, as well as loans having combinations of higher risk factors. As of September 30, 2008, approximately 59.5% of our primary risk in force consisted of loans with loan-to-value ratios equal to or greater than 95%, 9.6% had FICO credit scores below 620, and 14.0% had limited underwriting, including limited borrower documentation. (In accordance with industry practice, loans approved by Government Sponsored Enterprise and other automated underwriting systems under “doc waiver” programs that do not require verification of borrower income are classified by us as “full documentation.” For additional information about such loans, see footnote (1) to the Additional Information contained elsewhere in this press release.)
A material portion of these loans were written in 2005 — 2007 and through the first quarter of 2008. Beginning in the fourth quarter of 2007 we made a series of changes to our underwriting guidelines in an effort to improve the risk profile of the business we are writing, including guideline changes that have not yet become effective. Requirements imposed by new guidelines, however, only affect business written under commitments to insure loans that are issued after those guidelines become effective. Business for which commitments are issued after new guidelines are announced and before they become effective is insured by us in accordance with the guidelines in effect at time of the commitment even if that business would not meet the new guidelines. For commitments we issue for loans that close and are insured by us, a period longer than a calendar quarter can elapse between the time we issue a commitment to insure a loan and the time we receive the payment of the first premium and report the loan in our risk in force, although this period is generally shorter.
As of September 30, 2008, approximately 3.8% of our primary risk in force written through the flow channel, and 46.2% of our primary risk in force written through the bulk channel, consisted of adjustable rate mortgages in which the initial interest rate may be adjusted during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages in which the initial interest rate is fixed during the five years after the mortgage closing. We believe that when the reset interest rate significantly exceeds the interest rate at loan origination, claims on ARMs would be substantially higher than for fixed rate loans. Moreover, even if interest rates remain unchanged, claims on ARMs with a “teaser rate” (an initial interest rate that does not fully reflect the index which determines subsequent rates) may also be substantially higher because of the increase in the mortgage payment that will occur when the fully indexed rate becomes effective. In addition, we believe the volume of “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs, increased in 2005 and 2006 and remained at these levels during the first half of 2007, before beginning to decline in the second half of 2007. Because interest-only loans and pay option ARMs are a relatively recent development, we have no meaningful data on their historical performance. We believe claim rates on certain of these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will prove adequate to compensate for actual losses even under our current underwriting guidelines. We do, however, believe that given the various changes in our underwriting guidelines that are effective in 2008, our 2008 book will generate underwriting profit.
Because we establish loss reserves only upon a loan default rather than based on estimates of our ultimate losses, our earnings may be adversely affected by losses disproportionately in certain periods.
In accordance with GAAP for the mortgage insurance industry, we establish loss reserves only for loans in default. Reserves are established for reported insurance losses and loss adjustment expenses based on when notices of default on insured mortgage loans are received. Reserves are also established for estimated losses incurred on notices of default that have not yet been reported to us by the servicers (this is what is referred to as “IBNR” in the mortgage insurance industry). We establish reserves using estimated claims rates and claims amounts in estimating the ultimate loss. Because our reserving method does not take account of the impact of future losses that could occur from loans that are not delinquent, our obligation for ultimate losses that we expect to occur under our policies in force at any period end is not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses may have a material impact on future results as losses emerge.

Because loss reserve estimates are subject to uncertainties and based on assumptions that are currently very volatile, paid claims may be substantially different than our loss reserves.
We establish reserves using estimated claim rates and claim amounts in estimating the ultimate loss. The estimated claim rates and claim amounts represent what we believe best reflect the estimate of what will actually be paid on the loans in default as of the reserve date.
The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. Current conditions in the housing and mortgage industries make the assumptions that we use to establish loss reserves more volatile than they would otherwise be. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be adversely affected by several factors, including a deterioration of regional or national economic conditions leading to a reduction in borrowers’ income and thus their ability to make mortgage payments, and a drop in housing values that could materially reduce our ability to mitigate potential loss through property acquisition and resale or expose us to greater loss on resale of properties obtained through the claim settlement process. Changes to our estimates could result in material impact to our results of operations, even in a stable economic environment, and there can be no assurance that actual claims paid by us will not be substantially different than our loss reserves.
Because our policyholders position could decline and our risk-to-capital could increase beyond the levels necessary to meet regulatory requirements we are considering options to obtain additional capital.
The Office of the Commissioner of Insurance of Wisconsin is our principal insurance regulator. To assess a mortgage guaranty insurer’s capital adequacy, Wisconsin’s insurance regulations require that a mortgage guaranty insurance company maintain “policyholders position” of not less than a minimum computed under a formula. If a mortgage guaranty insurer does not meet the minimum required by the formula it cannot write new business until its policyholders position meets the minimum. Some other states that regulate our mortgage guaranty insurance companies have similar regulations.
Some states that regulate us have provisions that limit the risk-to-capital ratio of a mortgage guaranty insurance company to 25:1. If an insurance company’s risk-to-capital ratio exceeds the limit applicable in a state, it may be prohibited from writing new business in that state until its risk-to-capital ratio falls below the limit.
We believe that our 2006 and 2007 books of business will continue to generate material incurred and paid losses for a number of years. The ultimate amount of these losses will depend in part on the direction of home prices in California, Florida and other distressed markets, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, we cannot predict with confidence what our ultimate losses will be on our 2006 and 2007 books. Depending on the extent of future losses, MGIC’s policyholders position could decline and its risk-to-capital could increase beyond the levels necessary to meet these regulatory requirements and this could occur before the end of 2009. As a result, we are considering options to obtain additional capital, which could occur through the sale of equity or debt securities and/or reinsurance.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance over the long-term. Generally, we cannot cancel the mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, and the associated investment income, may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition.

On January 22, 2008, we announced that we had decided to stop writing the portion of our bulk business that insures loans which are included in Wall Street securitizations because the performance of loans included in such securitizations deteriorated materially in the fourth quarter of 2007 and this deterioration was materially worse than we experienced for loans insured through the flow channel or loans insured through the remainder of our bulk channel. On February 13, 2008, we announced that we had established a premium deficiency reserve of approximately $1.2 billion. As of September 30, 2008, the premium deficiency reserve was $584 million. This amount is the present value of expected future losses and expenses that exceeded the present value of expected future premium and already established loss reserves on these bulk transactions.
We believe the mortgage insurance industry will experience material losses on the 2006 and 2007 books. The ultimate amount of these losses will depend in part on the direction of home prices in California, Florida and other distressed markets, which in turn will be influenced by general economic conditions and other factors. Because we cannot predict future home prices or general economic conditions with confidence, we cannot predict with confidence what our ultimate losses will be on our 2006 and 2007 books. There can be no assurance that additional premium deficiency reserves on Wall Street Bulk or on other portions of our insurance portfolio will not be required.
Changes in the business practices of Fannie Mae and Freddie Mac could reduce our revenues or increase our losses.
The majority of our insurance written through the flow channel is for loans sold to Fannie Mae and Freddie Mac, each of which is a government sponsored entity, or GSE. As a result, the business practices of the GSEs affect the entire relationship between them and mortgage insurers and include:
•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.
In September 2008, the Federal Housing Finance Agency (“FHFA”) was appointed as the conservator of Fannie Mae and Freddie Mac. As their conservator, FHFA controls and directs the operations of Fannie Mae and Freddie Mac. The appointment of a conservator may increase the likelihood that the business practices of Fannie Mae and Freddie Mac change in ways that may have a material adverse effect on us. In addition, the appointment of a conservator may increase the likelihood that the charters of Fannie Mae and Freddie Mac are changed by new federal legislation. Such changes may allow Fannie Mae and Freddie Mac to reduce or eliminate the level of private mortgage insurance coverage that they use as credit enhancement.
In addition, both Fannie Mae and Freddie Mac have policies which provide guidelines on terms under which they can conduct business with mortgage insurers with financial strength ratings below Aa3/AA-. For information about how these policies could affect us, see the risk factor titled “Our financial strength rating has been downgraded below Aa3/AA-, which could reduce the volume of our new business writings.”

Our failure to comply with the financial covenants in our bank revolving credit facility could lead to the acceleration of the debt under this facility as well as our other debt .
We have a $300 million bank revolving credit facility which matures in March 2010 and under which $200 million is currently outstanding. This facility includes three financial covenants.
First, our revolving credit facility requires that we maintain Consolidated Net Worth of no less than $2.00 billion at all times. However, if as of June 30, 2009, our Consolidated Net Worth equals or exceeds $2.75 billion, then the minimum Consolidated Net Worth under the facility will be increased to $2.25 billion at all times from and after June 30, 2009. Consolidated Net Worth is generally defined in our credit agreement as the sum of our consolidated stockholders’ equity (determined in accordance with GAAP) plus the aggregate outstanding principal amount of our 9% Convertible Junior Subordinated Debentures due 2063. The current aggregate outstanding principal amount of our 9% Convertible Junior Subordinated Debentures due 2063 is $390 million.
At September 30, 2008, our Consolidated Net Worth was approximately $3.0 billion. We expect we will have a net loss in the remainder of 2008, with the result that we expect our Consolidated Net Worth to decline. Our current forecast of our 2008 net loss would result in our forecasted Consolidated Net Worth at December 31, 2008 being materially above the $2.0 billion minimum. There can be no assurance that our actual results will not be materially worse than our forecast or that losses in periods after 2008 will not reduce our Consolidated Net Worth below the minimum amount required.
In addition, regardless of our results of operations, our Consolidated Net Worth would be reduced to the extent the carrying value of our investment portfolio declines from its carrying value at September 30, 2008 due to market value adjustments and to the extent we pay dividends to our shareholders. At September 30, 2008, the modified duration of our fixed income portfolio was 4.6 years, which means that an instantaneous parallel upward shift in the yield curve of 100 basis points would result in a decline of 4.6% (approximately $344 million) in the market value of this portfolio. Market value adjustments could also occur as a result of changes in credit spreads.
The other two financial covenants require that MGIC’s risk-to-capital ratio not exceed 22:1 and that MGIC maintain policyholders position of not less than the amount required by Wisconsin insurance regulations. We discuss MGIC’s risk-to-capital ratio and its policyholders position in the risk factor titled “Because our policyholders position could decline and our risk-to-capital could increase beyond the levels necessary to meet regulatory requirements we are considering options to obtain additional capital.”
While we currently have sufficient liquidity at our holding company to repay the amounts owed under our revolving credit facility, if we breach any of the facility’s financial covenants but did not have sufficient funds to repay amounts owed thereunder and are not successful obtaining an agreement from banks holding a majority of the debt outstanding under the facility to change (or waive) these requirements, banks holding a majority of the debt outstanding under the facility would have the right to declare the entire amount of the outstanding debt due and payable. If the debt under our facility were accelerated in this manner, the holders of 25% or more of our publicly traded $200 million 5.625% senior notes due in September 2011, and the holders of 25% or more of our publicly traded $300 million 5.375% senior notes due in November 2015, each would have the right to accelerate the maturity of that debt. In addition, the trustee of these two issues of senior notes, which is also a lender under our revolving credit facility, could, independent of any action by holders of senior notes, accelerate the maturity of the senior notes. In the event the amounts owing under these obligations is accelerated, we may not have sufficient funds to repay such amounts.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
These alternatives to private mortgage insurance include:
•	lenders and other investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance, using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, or accepting credit risk without credit enhancement,

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration, and

•	lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to- value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.
Our financial strength rating has been downgraded below Aa3/AA-, which could reduce the volume of our new business writings.
Standard & Poor’s Rating Services’ insurer financial strength rating of MGIC, our principal mortgage insurance subsidiary, is A with a negative outlook. The financial strength of MGIC is rated A1 by Moody’s Investors Service and is under review for a potential downgrade. The financial strength of MGIC is rated A+ by Fitch Ratings and is on rating watch negative.
The private mortgage insurance industry has historically viewed a financial strength rating of at least Aa3/AA- as critical to writing new business. In part this view has resulted from the mortgage insurer eligibility requirements of the GSEs, which each year purchase the majority of loans insured by us and the rest of the private mortgage insurance industry. The eligibility requirements define the standards under which the GSEs will accept mortgage insurance as a credit enhancement on mortgages they acquire. These standards impose additional restrictions on insurers that do not have a financial strength rating of at least Aa3/AA-. These restrictions include not permitting such insurers to engage in captive reinsurance transactions with lenders. For many years, captive reinsurance has been an important means through which mortgage insurers compete for business from lenders, including lenders who sell a large volume of mortgages to the GSEs. In February 2008 Freddie Mac announced that it was temporarily suspending the portion of its eligibility requirements that impose additional restrictions on a mortgage insurer that is downgraded below Aa3/AA- if the affected insurer commits to submitting a complete remediation plan for its approval. In February 2008 Fannie Mae advised us that it would not automatically impose additional restrictions on a mortgage insurer that is downgraded below Aa3/AA- if the affected insurer submits a written remediation plan.
We have submitted written remediation plans to both Freddie Mac and Fannie Mae. Freddie Mac has publicly announced that our remediation plan is acceptable to it. We believe that Fannie Mae views its process of reviewing remediation plans as a process that should continue until the party submitting the remediation plan has regained a rating of at least Aa3/AA-. Our remediation plans include projections of our future financial performance. There can be no assurance that we will be able to successfully complete our remediation plans in a timely manner. In addition, there can be no assurance that Freddie Mac and Fannie Mae will continue the positions described above with respect to mortgage insurers that have been downgraded below Aa3/AA-.
Apart from the effect of the eligibility requirements of the GSEs, we believe lenders who hold mortgages in portfolio and choose to obtain mortgage insurance on the loans assess a mortgage insurer’s financial strength rating as one element of the process through which they select mortgage insurers. As a result of these considerations, including MGIC’s recent ratings downgrades, MGIC may be competitively disadvantaged.
Competition or changes in our relationships with our customers could reduce our revenues or increase our losses.
Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but also with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated or serviced by the lender. As discussed under “- We are subject to risk from private litigation and regulatory proceedings” below, we provided information to the New York Insurance Department and the Minnesota Department of Commerce about captive mortgage reinsurance arrangements and the Department of Housing and Urban Development, commonly referred to as HUD, has recently issued a subpoena covering similar information. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
In recent years, the level of competition within the private mortgage insurance industry has been intense as many large mortgage lenders reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. Our private mortgage insurance competitors include:
•	PMI Mortgage Insurance Company,

•	Genworth Mortgage Insurance Corporation,

•	United Guaranty Residential Insurance Company,

•	Radian Guaranty Inc.,

•	Republic Mortgage Insurance Company, whose parent, based on information filed with the SEC through October 1, 2008, is our largest shareholder, and

•	CMG Mortgage Insurance Company.
Our relationships with our customers could be adversely affected by a variety of factors, including continued tightening of our underwriting guidelines, which have resulted in our declining to insure some of the loans originated by our customers, and our announcement that we plan to discontinue ceding new business under excess of loss reinsurance programs. We believe the Federal Housing Administration, which until recently was not viewed by us as a significant competitor, has substantially increased its market share, including insuring a number of loans that would meet our current underwriting guidelines at a cost to the borrower that is lower than the cost of our insurance.
While the mortgage insurance industry has not had new entrants in many years, it is possible that positive business fundamentals combined with the deterioration of the financial strength ratings of the existing mortgage insurance companies could encourage the formation of start-up mortgage insurers.
If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.
In each year, most of our premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is also generally referred to as persistency, is a significant determinant of our revenues. The factors affecting the length of time our insurance remains in force include:
•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and
•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.
During the 1990s, our year-end persistency ranged from a high of 87.4% at December 31, 1990 to a low of 68.1% at December 31, 1998. At September 30, 2008 persistency was at 82.1%, compared to the record low of 44.9% at September 30, 2003. Over the past several years, refinancing has become easier to accomplish and less costly for many consumers. Hence, even in an interest rate and house price environment favorable to persistency improvement, persistency may not reach its December 31, 1990 level.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline, which would reduce our revenues.
The factors that affect the volume of low-down-payment mortgage originations include:
•	restrictions on mortgage credit due to more stringent underwriting standards and liquidity issues affecting lenders,

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
We are subject to the risk of private litigation and regulatory proceedings.
Consumers are bringing a growing number of lawsuits against home mortgage lenders and settlement service providers. In recent years, seven mortgage insurers, including MGIC, have been involved in litigation alleging violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. MGIC’s settlement of class action litigation against it under RESPA became final in October 2003. MGIC settled the named plaintiffs’ claims in litigation against it under FCRA in late December 2004 following denial of class certification in June 2004. Since December 2006, class action litigation was separately brought against a number of large lenders alleging that their captive mortgage reinsurance arrangements violated RESPA. While we are not a defendant in any of these cases, there can be no assurance that we will not be subject to future litigation under RESPA or FCRA or that the outcome of any such litigation would not have a material adverse effect on us.
In June 2005, in response to a letter from the New York Insurance Department, we provided information regarding captive mortgage reinsurance arrangements and other types of arrangements in which lenders receive compensation. In February 2006, the New York Insurance Department requested MGIC to review its premium rates in New York and to file adjusted rates based on recent years’ experience or to explain why such experience would not alter rates. In March 2006, MGIC advised the New York Insurance Department that it believes its premium rates are reasonable and that, given the nature of mortgage insurance risk, premium rates should not be determined only by the experience of recent years. In February 2006, in response to an administrative subpoena from the Minnesota Department of Commerce, which regulates insurance, we provided the Department with information about captive mortgage reinsurance and certain other matters. We subsequently provided additional information to the Minnesota Department of Commerce, and beginning in March 2008 that Department has sought additional information as well as answers to interrogatories regarding captive mortgage reinsurance on several occasions. In June 2008, we received a subpoena from the Department of Housing and Urban Development, commonly referred to as HUD, seeking information about captive mortgage reinsurance similar to that requested by the Minnesota Department of Commerce, but not limited in scope to the state of Minnesota. Other insurance departments or other officials, including attorneys general, may also seek information about or investigate captive mortgage reinsurance.
The anti-referral fee provisions of RESPA provide that the Department of Housing and Urban Development as well as the insurance commissioner or attorney general of any state may bring an action to enjoin violations of these provisions of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our captive reinsurance arrangements are in conformity with applicable laws and regulations, it is not possible to predict the outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In October 2007, the Division of Enforcement of the Securities and Exchange Commission requested that we voluntarily furnish documents and information primarily relating to C-BASS, the now-terminated merger with Radian and the subprime mortgage assets “in the Company’s various lines of business.” We are in the process of providing responsive documents and information to the Securities and Exchange Commission. As part of its initial information request, the SEC staff informed us that this investigation should not be construed as an indication by the SEC or its staff that any violation of the securities laws has occurred, or as a reflection upon any person, entity or security.
In the second and third quarters of 2008, complaints in four separate purported stockholder class action lawsuits were filed against us and several of our officers. The allegations in the complaints are generally that through these officers we violated the federal securities laws by failing to disclose or misrepresenting C-BASS’s liquidity, the impairment of our investment in C-BASS, the inadequacy of our loss reserves and that we were not adequately capitalized. The collective time period covered by these lawsuits begins on October 12, 2006 and ends on February 12, 2008. The complaints seek damages based on purchases of our stock during this time period at prices that were allegedly inflated as a result of the purported misstatements and omissions. With limited exceptions, our bylaws provide that our officers are entitled to indemnification from us for claims against them of the type alleged in the complaints. We believe, among other things, that the allegations in the complaints are not sufficient to prevent their dismissal and intend to defend against them vigorously. However, we are unable to predict the outcome of these cases or estimate our associated expenses or possible losses.
Two law firms have issued press releases to the effect that they are investigating whether the fiduciaries of our 401(k) plan breached their fiduciary duties regarding the plan’s investment in or holding of our common stock. With limited exceptions, our bylaws provide that the plan fiduciaries are entitled to indemnification from us for claims against them. We intend to defend vigorously any proceedings that may result from these investigations.
The Internal Revenue Service has proposed significant adjustments to our taxable income for 2000 through 2004.
The Internal Revenue Service conducted an examination of our federal income tax returns for taxable years 2000 though 2004. On June 1, 2007, as a result of this examination, we received a revenue agent report. The adjustments reported on the revenue agent report would substantially increase taxable income for those tax years and resulted in the issuance of an assessment for unpaid taxes totaling $189.5 million in taxes and accuracy related penalties, plus applicable interest. We have agreed with the Internal Revenue Service on certain issues and paid $10.5 million in additional taxes and interest. The remaining open issue relates to our treatment of the flow through income and loss from an investment in a portfolio of residual interests of Real Estate Mortgage Investment Conduits, or REMICs. This portfolio has been managed and maintained during years prior to, during and subsequent to the examination period. The Internal Revenue Service has indicated that it does not believe, for various reasons, that we have established sufficient tax basis in the REMIC residual interests to deduct the losses from taxable income. We disagree with this conclusion and believe that the flow through income and loss from these investments was properly reported on our federal income tax returns in accordance with applicable tax laws and regulations in effect during the periods involved and have appealed these adjustments. The appeals process may take some time and a final resolution may not be reached until a date many months or years into the future. In July 2007, we made a payment on account of $65.2 million with the United States Department of the Treasury to eliminate the further accrual of interest. We believe, after discussions with outside counsel about the issues raised in the revenue agent report and the procedures for resolution of the disputed adjustments, that an adequate provision for income taxes has been made for potential liabilities that may result from these notices. If the outcome of this matter results in payments that differ materially from our expectations, it could have a material impact on our effective tax rate, results of operations and cash flows.
Net premiums written could be adversely affected if the Department of Housing and Urban Development reproposes and adopts a regulation under the Real Estate Settlement Procedures Act that is equivalent to a proposed regulation that was withdrawn in 2004.

Department of Housing and Urban Development, or HUD, regulations under RESPA prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, HUD proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. HUD withdrew this proposed regulation in March 2004. Under the proposed regulation, if mortgage insurance were required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, had this regulation been adopted in this form, our revenues could have been adversely affected to the extent that lenders offered such packages and received value from us in excess of what they could have received were the anti-referral fee provisions of RESPA to apply and if such state regulations were not applied to prohibit such payments.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed.
As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation and expose us to material claims for damages.
The implementation of the Basel II capital accord may discourage the use of mortgage insurance.
In 1988, the Basel Committee on Banking Supervision developed the Basel Capital Accord (the Basel I), which set out international benchmarks for assessing banks’ capital adequacy requirements. In June 2005, the Basel Committee issued an update to Basel I (as revised in November 2005, Basel II). Basel II, which is scheduled to become effective in the United States and many other countries in 2008, affects the capital treatment provided to mortgage insurance by domestic and international banks in both their origination and securitization activities.
The Basel II provisions related to residential mortgages and mortgage insurance may provide incentives to certain of our bank customers not to insure mortgages having a lower risk of claim and to insure mortgages having a higher risk of claim. The Basel II provisions may also alter the competitive positions and financial performance of mortgage insurers in other ways, including reducing our ability to successfully establish or operate our planned international operations.
We may not be able to realize benefits from our international initiative.
We have committed significant resources to begin international operations, primarily in Australia, where we started to write business in June 2007, and also in Canada, where we previously expected to begin writing business in 2008. In view of our need to dedicate capital to our domestic mortgage insurance operations, we have been exploring alternatives for our Australian activities which may include a sale of our Australian operations or reinsurance. Because these efforts have not been successful to date, we have reduced our Australian headcount and we expect our Australian volume to decline materially. In addition to the general economic and insurance business-related factors discussed above, we are subject to a number of other risks from having deployed capital in Australia, including foreign currency exchange rate fluctuations and interest-rate volatility particular to Australia. In addition, we have ceased our efforts to expand our business into the Canadian market and eliminated our Canadian staff.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. A recent trend in the mortgage lending and mortgage loan servicing industry has been towards consolidation of loan servicers. This reduction in the number of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. In addition, current housing market trends have led to significant increases in the number of delinquent mortgage loans requiring servicing. These increases have strained the resources of servicers, reducing their ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional such increases. Managing a substantially higher volume of non-performing loans could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Disruptions in servicing, in turn, could contribute to a rise in delinquencies among those loans and could have a material adverse effect on our business, financial condition and operating results.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
		(Unaudited)
		(in thousands of dollars, except per share data)
Net premiums written	$365,042	$340,244	$1,105,293	$965,266

Net premiums earned	$342,312	$320,966	$1,038,092	$926,438
Investment income	78,612	64,777	228,076	189,674
Realized gains	27,913	164,995	16,456	152,156
Other revenue	12,795	4,702	27,416	25,853

Total revenues	461,632	555,440	1,310,040	1,294,121
Losses and expenses:
Losses incurred	788,272	602,274	2,168,063	1,019,258
Change in premium deficiency reserves	(204,240)	—	(626,919)	—
Underwriting, other expenses	64,599	87,571	214,434	240,036
Reinsurance fee	607	—	970	—
Interest expense	20,119	10,926	50,924	30,479
Ceding commission	(2,175)	(1,246)	(6,788)	(3,309)

Total losses and expenses	667,182	699,525	1,800,684	1,286,464

(Loss) income before tax and joint ventures	(205,550)	(144,085)	(490,644)	7,657
Credit for income tax	(88,924)	(62,235)	(220,591)	(33,619)
Income (loss) from joint ventures, net of tax (1)	3,352	(290,619)	24,486	(244,667)

Net loss	$(113,274)	$(372,469)	$(245,567)	$(203,391)

Diluted weighted average common shares outstanding (Shares in thousands)	123,834	80,786	110,647	81,480

Diluted loss per share	$(0.91)	$(4.61)	$(2.22)	$(2.50)

(1) Diluted EPS contribution from C-BASS	$—	$(3.75)	$—	$(3.59)

Diluted EPS contribution from Sherman	$0.02	$0.15	$0.21	$0.57

NOTE:	See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains.
MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	September 30,	December 31,	September 30,
	2008	2007	2007
	(Unaudited)	(Audited)	(Unaudited)
	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$6,639,843	$5,896,233	$5,409,635
Cash and cash equivalents	1,088,034	288,933	417,802
Reinsurance recoverable on loss reserves (2)	324,373	35,244	16,204
Prepaid reinsurance premiums	7,550	8,715	8,556
Home office and equipment, net	32,417	34,603	34,380
Deferred insurance policy acquisition costs	12,451	11,168	11,775
Other assets	848,457	1,441,465	940,037

	$8,953,125	$7,716,361	$6,838,389

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	4,013,251	2,642,479	1,561,611
Premium deficiency reserves	583,922	1,210,841	—
Unearned premiums	336,084	272,233	227,660
Short- and long-term debt	698,427	798,250	803,191
Convertible debentures	374,746	—	—
Other liabilities	318,069	198,215	213,639

Total liabilities	6,324,499	5,122,018	2,806,101
Shareholders’ equity	2,628,626	2,594,343	4,032,288

	$8,953,125	$7,716,361	$6,838,389

Book value per share (3)	$21.02	$31.72	$49.30

(1) Investments include unrealized (losses) gains on securities	(173,044)	101,982	83,806
(2) Loss reserves, net of reinsurance recoverable on loss reserves	3,688,878	2,607,235	1,545,407
(3) Shares outstanding	125,068	81,793	81,793

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Diluted earnings per share contribution from realized gains:
Realized gains	$27,913	$164,995	$16,456	$152,156
Income taxes at 35%	9,770	57,748	5,760	53,255

After tax realized gains	18,143	107,247	10,696	98,901
Weighted average shares	123,834	80,786	110,647	81,480

Diluted EPS contribution from realized gains	$0.15	$1.33	$0.10	$1.21

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect of these items, which can be discretionary.
OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$9,710	$21,075	$42,761	$52,775

New risk written ($ millions):
Primary	$2,342	$5,361	$10,429	$13,350

Pool (1)	$41	$64	$142	$151

Product mix as a % of primary flow NIW
> 95% LTVs	7%	44%	20%	43%
ARMs	1%	3%	1%	3%
Refinances	12%	21%	27%	23%

(1)	Represents contractual aggregate loss limits and, for the three and nine months ended September 30, 2008 and 2007, for $1 million and $23 million, $9 million and $24 million, respectively, of risk without such limits, risk is calculated at $0.1 million and $1 million, $0.5 million and $1 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level based on a rating agency model.
The results of our operations in Australia are included in the financial statements in this document but the other information in this document does not include our Australian operations, which are immaterial.

Additional Information

	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008
New insurance written (billions)
Total	$19.0	$21.1	$24.0	$19.1	$14.0	$9.7
Flow	$17.3	$19.7	$21.6	$18.1	$13.4	$9.7
Bulk	$1.7	$1.4	$2.4	$1.0	$0.6	$—

Insurance in force (billions)
Total	$186.1	$196.6	$211.7	$221.4	$226.4	$228.2
Flow	$147.2	$159.6	$174.7	$185.4	$191.5	$194.9
Bulk	$38.9	$37.0	$37.0	$36.0	$34.9	$33.3

Annual Persistency	72.0%	74.0%	76.4%	77.5%	79.7%	82.1%

Primary IIF (billions) (1)	$186.1	$196.6	$211.7	$221.4	$226.4	$228.2
Prime (620 & >)	$137.2	$146.8	$161.3	$171.7	$178.7	$182.7
A minus (575 - 619)	$14.5	$15.1	$15.9	$15.9	$15.2	$14.5
Sub-Prime (< 575)	$5.3	$5.0	$4.7	$4.4	$4.2	$3.9
Reduced Doc (All FICOs)	$29.1	$29.8	$29.9	$29.4	$28.3	$27.1

Primary RIF (billions) (1)	$49.2	$51.8	$55.8	$58.0	$59.1	$59.4
Prime (620 & >)	$35.5	$38.0	$41.9	$44.4	$46.1	$47.0
A minus (575 - 619)	$4.1	$4.2	$4.4	$4.3	$4.1	$3.9
Sub-Prime (< 575)	$1.5	$1.4	$1.4	$1.3	$1.2	$1.1
Reduced Doc (All FICOs)	$8.1	$8.2	$8.2	$8.0	$7.7	$7.4

Risk in force by FICO
% (FICO 620 & >)	86.7%	87.5%	88.4%	89.1%	89.8%	90.4%
% (FICO 575 - 619)	9.7%	9.3%	8.8%	8.4%	7.9%	7.4%
% (FICO < 575)	3.6%	3.2%	2.8%	2.5%	2.3%	2.2%

Average Coverage Ratio (RIF/IIF) (1)
Total	26.4%	26.4%	26.3%	26.2%	26.1%	26.0%
Prime (620 & >)	25.9%	25.9%	26.0%	25.9%	25.8%	25.7%
A minus (575 - 619)	28.1%	27.8%	27.4%	27.2%	27.2%	27.2%
Sub-Prime (< 575)	28.3%	29.1%	28.9%	28.9%	28.9%	28.9%
Reduced Doc (All FICOs)	27.9%	27.6%	27.4%	27.3%	27.3%	27.2%

Average Loan Size (thousands) (1)
Total IIF	$141.16	$143.46	$147.31	$149.79	$151.77	$153.29
Flow	$134.17	$137.74	$142.26	$145.58	$148.03	$149.97
Bulk	$175.57	$174.82	$177.00	$175.71	$176.22	$176.23
Prime (620 & >)	$133.79	$136.74	$141.69	$145.05	$147.88	$150.04
A minus (575 - 619)	$130.78	$131.58	$133.46	$133.89	$133.41	$133.09
Sub-Prime (< 575)	$127.21	$125.03	$124.53	$123.57	$122.75	$121.99
Reduced Doc (All FICOs)	$207.53	$208.69	$209.99	$209.54	$209.38	$208.66

Primary IIF — # of loans (1)	1,318,318	1,370,426	1,437,432	1,478,336	1,491,897	1,488,676
Prime (620 & >)	1,025,658	1,073,219	1,138,300	1,184,006	1,208,711	1,217,403
A minus (575 - 619)	110,905	114,792	119,057	118,353	114,010	109,475
Sub-Prime (< 575)	41,665	39,754	37,894	35,729	33,955	32,067
Reduced Doc (All FICOs)	140,090	142,661	142,181	140,248	135,221	129,731

Primary IIF — # of Delinquent Loans (1)	80,588	90,829	107,120	113,589	128,231	151,908
Flow	43,328	50,124	61,352	66,055	77,903	98,023
Bulk	37,260	40,705	45,768	47,534	50,328	53,885
Prime (620 & >)	36,712	41,412	49,333	52,571	60,505	76,110
A minus (575 - 619)	17,943	19,918	22,863	22,748	24,859	28,384
Sub-Prime (< 575)	11,679	12,186	12,915	12,267	12,425	12,705
Reduced Doc (All FICOs)	14,254	17,313	22,009	26,003	30,442	34,709

	Q2 2007	Q3 2007	Q4 2007	Q1 2008	Q2 2008	Q3 2008
Primary IIF Delinquency Rates (1)	6.11%	6.63%	7.45%	7.68%	8.60%	10.20%
Flow	3.95%	4.33%	4.99%	5.19%	6.02%	7.54%
Bulk	16.80%	19.25%	21.91%	23.19%	25.38%	28.53%

Prime (620 & >)	3.58%	3.86%	4.33%	4.44%	5.01%	6.25%
A minus (575 - 619)	16.18%	17.35%	19.20%	19.22%	21.80%	25.93%
Sub-Prime (< 575)	28.03%	30.65%	34.08%	34.33%	36.59%	39.62%
Reduced Doc (All FICOs)	10.17%	12.14%	15.48%	18.54%	22.51%	26.75%

Net Paid Claims (millions) (1)	$188	$232	$284	$371	$385	$330
Flow	$82	$89	$108	$141	$149	$127
Bulk	$84	$121	$154	$210	$221	$184
Other	$22	$22	$22	$20	$15	$19

Prime (620 & >)	$75	$87	$103	$137	$144	$131
A minus (575 - 619)	$36	$43	$48	$68	$73	$54
Sub-Prime (< 575)	$23	$26	$33	$39	$37	$32
Reduced Doc (All FICOs)	$32	$54	$78	$107	$116	$94

Primary Average Claim Payment (thousands) (1)	$33.2	$39.0	$43.8	$51.2	$53.3	$53.9
Flow	$30.1	$31.8	$34.6	$37.8	$39.8	$39.1
Bulk	$36.9	$46.9	$53.8	$67.1	$69.1	$73.4

Prime (620 & >)	$30.6	$34.1	$36.5	$42.2	$44.2	$46.4
A minus (575 - 619)	$33.5	$37.5	$40.1	$48.4	$52.3	$50.4
Sub-Prime (< 575)	$31.3	$35.7	$40.2	$49.4	$47.3	$49.1
Reduced Doc (All FICOs)	$43.4	$56.6	$67.8	$75.5	$76.8	$77.0

Risk sharing Arrangements — Flow Only
% insurance inforce subject to risk sharing (2)	46.7%	46.9%	46.9%	46.8%	46.1%
% Quarterly NIW subject to risk sharing (2)	49.7%	47.3%	47.6%	44.7%	34.3%
Premium ceded (millions)	$36.6	$43.4	$47.6	$53.6	$54.2	$53.7
Captive trust fund assets (millions)			$637	$687	$731	$796

Captive Reinsurance Ceded Losses — Flow Only (millions)					$85.0	$150.6
Excess of Loss
Book Year 2005					$0.8	$2.0
Book Year 2006					$55.5	$48.3
Book Year 2007					$12.2	$77.1
Quota Share
Book Year 2005					$1.9	$2.9
Book Year 2006					$2.6	$5.1
Book Year 2007					$12.0	$15.2

Other:

Direct Pool Risk in Force (millions) (3)	$3,029	$3,036	$2,800	$2,727	$2,419	$2,206

Mortgage Guaranty Insurance Corporation — Risk to Capital	6.7:1	7.9:1	10.3:1	10.1:1	11.2:1	12.3:1
Combined Insurance Companies — Risk to Capital	7.7:1	9.1:1	11.9:1	11.7:1	12.7:1	13.9:1

Shares repurchased
# of shares (thousands)	1,115.1	150.0	—	—	—	—
Average price	$60.67	$53.40	$—	$—	$—	$—

C-BASS Investment (millions) (4)	$466.0	$—	$—	$—	$—	$—
Sherman Investment (millions) (4)	$164.6	$104.1	$115.3	$129.2	$124.3	$—

GAAP loss ratio (insurance operations only) (5)	76.7%	187.6%	400.6%	200.2%	196.4%	230.3%
GAAP expense ratio (insurance operations only)	16.7%	15.4%	13.6%	16.0%	14.0%	13.5%

(1)	In accordance with industry practice, loans approved by GSE and other automated underwriting (AU) systems under “doc waiver” programs that do not require verification of borrower income are classified by MGIC as “full doc.” Based in part on information provided by the GSEs, MGIC estimates full doc loans of this type were approximately 4% of 2007 NIW. Information for other periods is not available. MGIC understands these AU systems grant such doc waivers for loans they judge to have higher credit quality. To the extent the percentage of loans judged to have higer credit quality increases, the percentage of such doc waivers would also be expected to increase.

(2)	Latest Quarter data not available due to lag in reporting

(3)	Represents contractual aggregate loss limits and, at September 30, 2008, December 31, 2007 and September 30, 2007, respectively, for $2.7 billion, $4.1 billion and $4.2 billion of risk without such limits, risk is calculated at $306 million, $475 million and $474 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level based on a rating agency model.

(4)	Investments in joint ventures are included in Other assets on the Consolidated Balance Sheet.

(5)	As calculated, does not reflect any effects due to premium deficiency.